As filed with the Securities and Exchange Commission on July 24, 2026

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEDYNE TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	25-1843385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Address of Principal Executive Offices)

TELEDYNE TECHNOLOGIES INCORPORATED 401(k) PLAN

(Full title of the plan)

Melanie S. Cibik

Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Name and address of agent for service)

(805) 373-4545

(Telephone number, including area code, of agent for service)

Copies to:

Steven B. Stokdyk

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

(424) 653-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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TELEDYNE TECHNOLOGIES INCORPORATED

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

This registration statement on Form S-8 is filed by Teledyne Technologies Incorporated (the “Registrant”) to register an additional 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) to be issued pursuant to, or acquired by participants pursuant to, the terms of the Teledyne Technologies Incorporated 401(k) Plan (the “401(k) Plan”), including shares acquired from purchases by the 401(k) Plan in open market transactions and intra-plan transfers.

In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registrant’s prior registration statement on Form S-8 filed with the Commission on August 17, 2016 (File No. 333-213170), registering 1,000,000 shares of our Common Stock that may be issued or acquired under the 401(k) Plan, except to the extent supplemented, amended, or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Restated Certificate of Incorporation provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses.

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The Registrant is also authorized to maintain, and does maintain, insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of the Registrant’s Restated Certificate of Incorporation provides that, to the full extent that Delaware law permits the limitation or elimination of the liability of directors, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for conduct as a director.

Article Fourteen of the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, an officer of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as an officer except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Beginning on April 22, 2009, the Registrant entered into individual Indemnification Agreements with directors and certain officers and executives of the Registrant, including the executive officers named in the summary compensation table of Registrant’s most recently filed proxy statement. Simply, the Indemnification Agreements provide the directors and executives who are parties to the agreements with a stand-alone contractual right to indemnification and expense advancement to the greatest extent allowable under Delaware law. Some further details include:

•

In a third-party proceeding, an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, if in a criminal action or proceeding, if the indemnitee had no reason to believe that his or her conduct was unlawful. In a third party proceeding, the indemnification obligation covers reasonable expenses, judgment fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee.

•

In proceedings by or in the name of the Registrant (e.g., derivative suits), an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. In derivative suits, the indemnification obligation covers reasonable expenses, but in proceedings where the Registrant is alleging harm caused by the indemnitee, the indemnitee would generally not be entitled to be indemnified for judgments, fines and amounts paid in settlement (otherwise the Registrant would effectively not recover any damages), unless perhaps a Delaware or other court determines otherwise despite the finding of liability.

•

The Registrant has an obligation to advance, on an unsecured and interest-free basis, reasonable expenses incurred by the indemnitee within 30 days of the indemnitee’s request. The indemnitee does not need to meet any standard of conduct to be entitled to advancement of expenses and there is no determination requirement to be made by the Board of the Registrant in connection with the advancements of expenses. An indemnitee must repay any amounts advanced if it ultimately determined that the indemnitee is not entitled to indemnification.

The Registrant’s indemnification obligations do not cover the following situations: (1) where indemnification payments have been made under director’s and officer’s insurance or other indemnification provisions; (2) where the claim is based on disgorgement of short-swing profits under Section 16(b) of the Exchange Act; (3) where the claim is based on reimbursement by the indemnitee to the Registrant of a bonus or other incentive-based or equity-based compensation if required under the Exchange Act (e.g., in connection with a restatement as a result of the company’s noncompliance with the financial reporting requirements required by Section 304 of the Sarbanes-Oxley Act of 2002, as amended); or (4) where the proceeding is initiated by the indemnitee (other than proceedings that are consented to by the Board of the Registrant or that the indemnitee initiates against the Registrant to enforce the Indemnification Agreement).

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Under the Indemnification Agreements, in the event of a change in control or the Registrant reduces or does not renew the Registrant’s director’s and officer’s insurance coverage, the Registrant is required to purchase (or cause the acquirer or successor to the Registrant to purchase or maintain) a six-year tail policy, subject to a 200% premium cap. The agreements continue until the later of (i) 10 years after the indemnitee ceases to serve as a director or officer, and (ii) one year following the final termination of any proceeding subject to the agreement

Item 8. Exhibits

The Registrant previously received a determination letter from the Internal Revenue Service (the “IRS”), dated May 13, 2024, certifying that the Plan was qualified, in form, under Section 401(a) of the Internal Revenue Code, as amended. The Registrant hereby undertakes that it will submit or has submitted the 401(k) Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to maintain the qualified status of the 401(k) Plan.

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit			Incorporated by Reference			Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Certificate of Incorporation of Registrant.	8-K	001-15295	3.1	4/23/2026

4.2	Sixth Amended and Restated Bylaws of the Registrant.	8-K	001-15295	3.2	4/23/2026

5.1	Opinion of Latham & Watkins LLP.					X

5.2	Internal Revenue Service opinion letter.					X

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of Latham & Watkins LLP (included as part of the opinion filed as Exhibit 5.1)					X

24.1	Power of Attorney.					X

107	Filing Fee Table.					X

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 24th day of July, 2026.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ George C. Bobb III
George C. Bobb III
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ George C. Bobb III George C. Bobb III	President and Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2026

/s/ Stephen F. Blackwood Stephen F. Blackwood	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 24, 2026

/s/ Cynthia Y. Belak Cynthia Y. Belak	Senior Vice President and Controller (Principal Accounting Officer)	July 24, 2026

/s/ Robert Mehrabian Robert Mehrabian	Executive Chairman and Director	July 24, 2026

* Laura A. Black	Director	July 24, 2026

* Michelle A. Kumbier	Director	July 24, 2026

* Simon M. Lorne	Director	July 24, 2026

* Robert A. Malone	Director	July 24, 2026

* Vincent J. Morales	Director	July 24, 2026

* Jane C. Sherburne	Director	July 24, 2026

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* Michael T. Smith	Director	July 24, 2026

* Wesley W. von Schack	Director	July 24, 2026

* /s/ Melanie S. Cibik Melanie S. Cibik

Pursuant to Power of Attorney filed as Exhibit 24.1

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 24th day of July, 2026.

Teledyne Technologies Incorporated 401(k) Plan PLAN ADMINISTRATIVE COMMITTEE

By:	/s/ Jason W. Connell
Jason W. Connell, Member

By:	/s/ Stephen F. Blackwood
Stephen F. Blackwood, Member

By:	/s/ Melanie S. Cibik
Melanie S. Cibik, Member

By:	/s/ Luis Arrieta
Luis Arrieta, Member

Teledyne Confidential; Commercially Sensitive Business Data